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                                                                    EXHIBIT 21.3

SUBSIDIARIES OF VERIDIEN CORPORATION

         A)       Rost Inc. - incorporated in Florida (dormant)
         B)       Rost Medical Development, Inc. - incorporated in Delaware
                    (dormant)
         C)       Marquit Manufacturing Specialties, Inc. - incorporated in
                    Delaware (dormant)
         D)       Veridien.com Inc. - incorporated in Delaware (dormant)
         E)       Norpak (U.S.), Inc. - incorporated in Delaware
         F)       The SunSwipe Corporation, L.L.C. - incorporated in Delaware
         G)       Communications Gear, Inc. - incorporated in Delaware (dormant)


The above-named subsidiaries conduct business solely under the above-mentioned names.